Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

Exhibit 10.17

Convertible Note Investment Agreement

among

Hubei Changjiang Jingkai Automobile Industry Investment Fund Partnership (Limited Partnership)

and

Wuhan Lotus Technology Co., Ltd. and its shareholders

regarding

Wuhan Lotus Technology Co., Ltd.

September 23, 2021

Convertible Note Investment Agreement

This Convertible Note Investment Agreement (the “Agreement”) is made, entered into and executed on [ ] [ ], 2021 by and among:

Present Investor:

Hubei Changjiang Jingkai Automobile Industry Investment Fund Partnership (Limited Partnership) (the “Present Investor”), a limited partnership established and validly existing in accordance with Chinese laws, with its address at ******, represented by ******appointed by its executive partner.

Target Company:

Wuhan Lotus Technology Co., Ltd. (the “Company”), a limited liability company registered and validly existing in accordance with Chinese laws, established on December 29, 2020, with its address at ******, represented by its legal representative Feng Qingfeng.

Original shareholders of the Target Company (collectively, the “Original Shareholders”):

Zhejiang Geely Holding Group Co., Ltd. (“Geely Holding”), a limited liability company established and validly existing in accordance with Chinese laws, with its address at ******, represented by its legal representative Li Donghui.

Ningbo Juhe Yinqing Enterprise Management Consulting Partnership (Limited Partnership) (“Juhe Yinqing” or the “Guarantor”), a limited partnership established and validly existing in accordance with Chinese laws, with its address at ******, represented by the authorized representative ******.

In the Agreement, the above parties are hereinafter referred to as a “Party” individually and the “Parties” collectively.

Recitals

(A)	Pursuant to the Lotus Technology Global Headquarters Project Investment Cooperation Agreement executed by the Management Committee of Wuhan Economic and Technological Development Zone and Zhejiang Geely Holding Group Co., Ltd., the Present Investor intends to invest in the Company in the form of convertible notes to support Geely Auto Lotus Technology Global Headquarters Project.

(B)	******

(C)	Due to the needs of business development, the Company plans to implement the Lotus Technology Global Headquarters Project in Wuhan Economic and Technological Development Zone. The Present Investor intends to, subject to the terms and conditions of the Agreement, invest in the Company in the form of convertible notes and make equity investment in the Company in tranches when the equity conversion event occurs; the Original Shareholders of the Company agree to the Present Investment, agree to the Present Investor’s investing in convertible notes subject to the terms and conditions of the Agreement, and agree to cooperate in the conversion of shares when the equity conversion event occurs; and the Original Shareholders of the Company guarantee that other shareholders of the Target Company newly added on or after the date of execution of the Agreement shall also agree the Present Investor’s investing in convertible notes subject to the terms and conditions of the Agreement, and agree to cooperate in the conversion of shares when the equity conversion event occurs.

Therefore, now, the Parties agree as follows:

Article 1      Definitions and Interpretations

1.1	For the purpose of the Agreement, unless otherwise specified, the following terms and expressions in the Agreement shall have the following meanings:

“Present Investment”	means the Present Investor’s investment in the Company with RMB3 billion in aggregate in the form of convertible notes within a one-year period for the purpose of equity investment, which will be used for equity investment in, and to subscribe for the newly-increased registered capital of, the Company when the conversion conditions are met.

“Present Investor”	means Hubei Changjiang Jingkai Automobile Industry Investment Fund Partnership (Limited Partnership).

“Company”	means Wuhan Lotus Technology Co., Ltd.

“Affiliate”	means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with the person; with respect to any person that is an individual, includes that individual and their close relatives. For the purposes of this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management and decisions of a person, whether through the ownership of 50% or more of the voting securities, by contract or through other arrangements.

“Working Day”	means any day other than Chinese public holidays.

“Person”	means any individual, firm, company, partnership, association, trust or estate or any other entity or organization (whether or not having separate legal personality), including any government authority.

“RMB, yuan”	means the lawful currency of China: Renminbi.

“China”	means the People’s Republic of China; for the purpose of the Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region.

“Chinese Laws”	means the laws, regulations, rules and judicial interpretations officially promulgated by Chinese legislatures and other competent authorities at all levels and known to the public; only for the purpose of the Agreement, excluding the laws, regulations and jurisprudence of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region.

“Material Adverse Effect”	means any of the following circumstances, changes or effects involving the Company: (i) causing, or having sufficient evidence to show that it may cause, adverse effects on the Company’s business, assets, liabilities (including but not limited to contingent liabilities), operating performance or financial positions, thereby causing the Company to suffer pecuniary or non-pecuniary losses exceeding ******, or an loss of ****** of its net assets in the latest audit report, other than losses caused by the following reasons: (a) events or changes that generally affect the industry or market in which the Company operates, (b) changes in financial markets, the general economic or political environment, (c) changes in laws or accounting standards that apply to the Company, or (d) ) expenditures and financial losses incurred in the ordinary course of business of the Company; or (ii) affecting the legitimate existence and legal operation of the Company; or (iii) affecting the legality, validity, binding force or enforceability of the Agreement.

“Material”

means a term describing the materiality of a relevant act or fact and, if such act or fact is “material” in nature, the amount involved (such amounts include income or expenditure of any nature, whether investment, debt, restructuring, guarantee, fines, indemnity, compensation, etc.) will exceed ******, or account for ****** of its net assets in the latest audit report when such act or fact occurs.

“Lotus Headquarters Agreement”

means the Lotus Technology Global Headquarters Project Investment Cooperation Agreement executed by the Management Committee of Wuhan Economic and Technological Development Zone and Zhejiang Geely Holding Group Co., Ltd.

“Lotus Headquarters Project”	means the global operation and management headquarters of Lotus Technology as stipulated in the Lotus Technology Global Headquarters Project Investment Cooperation Agreement executed by the Management Committee of Wuhan Economic and Technological Development Zone and Zhejiang Geely Holding Group Co., Ltd., including but not limited to Lotus Technology’s future product R&D center, procurement and logistics center, sales center and after-sales center, marketing and public relations departments, finance department, administrative department and other functional departments in China.

1.2	Unless otherwise provided in the context, amendments, supplements, updates, substitutions, and combinations of documents in the Agreement shall be made in writing as appendices to the Agreement, and such appendices shall be deemed an integral part of the Agreement.

1.3	References to any statute or statutory provisions, or rules or regulations shall be construed as references to the same as amended from time to time (whether before or after the date of the Agreement).

1.4	The headings in the Agreement are for convenience only and shall not affect the interpretation of the Agreement.

1.5	Unless otherwise stated, if the last day for implementation under the Agreement occurs on a non-Working Day, it shall be postponed to the first Working Day after the non-Working Day.

Article 2       Convertible Note Arrangements

2.1	Amount of convertible notes

  The Present Investor agrees to provide the Company with a convertible note investment of RMB3 billion.

2.2	Delivery in tranches

The convertible note investment funds of the Present Investor will be delivered in two tranches, of which RMB2 billion will be paid within 30 Working Days after the execution of the Agreement (the “First Tranche Delivery Date”), and RMB1 billion will be paid within 30 Working Days after a written notice of completion of the commencement ceremony given by the Company and confirmed by the Present Investor (the “Second Tranche Delivery Date”, together with the First Tranche Delivery Date, the “Delivery Dates”).

2.3	Use of funds

The Parties confirm that the Company is the headquarters of Lotus Technology, and all the Present Investment funds will be specifically used for the investment, construction and operation of the Lotus Technology headquarters Project, including but not limited to Lotus Technology’s future product R&D center, procurement and logistics center, sales center and after-sales center, marketing and public relations departments, finance department, administrative department and other functional departments in China. Without the prior written consent of the Present Investor, the Company shall not use the convertible note funds for purposes other than those for the Lotus Headquarters Project.

2.4	Convertible note investment period

The period of the convertible note investment under the Agreement is one year from respective Delivery Date of each tranche of the investment funds. When an equity conversion event (as defined below) occurs, the Company and the Original Shareholders shall assist the Present Investor to subscribe for the Company’s newly-increased registered capital (the “Conversion of Convertible Notes into Equity”) with the convertible note investment funds provided to the Company.

2.5	Convertible note interest

The interest on the convertible notes under the Agreement is an annualized 3% simple interest, which is calculated from the Delivery Dates of the funds to the date of repayment of the debts. If the convertible notes in question are converted into equity, the Present Investor shall waive the interest on the convertible notes.

2.6	Transfer of convertible notes

The Present Investor shall, on the Delivery Dates, pay the convertible note funds to the bank account designated by the Company through a written notice, and shall promptly inform the Company that the funds have been transferred.

2.7	Guarantee

The existing shareholder Ningbo Juhe Yinqing Enterprise Management Consulting Partnership (Limited Partnership) provides an unconditional joint and several liability guarantee to the Present Investor for the exit of the convertible notes. The guarantee period ends when the Company repays in full the principal of the convertible notes and the interest thereon to the Present Investor or when all the convertible notes are converted into equity of the Company (whichever is earlier). When the exit of the convertible notes set out in the Agreement occurs, the Present Investor may send a letter to claim rights against the Company and the Guarantor.

Article 3     Conversion of Convertible Notes and Related Arrangements

3.1	Conversion of convertible notes: When any of the following events (the “Equity Conversion Events”) occurs, the Present Investor shall convert the debt held by it into equity of the Company, and the Parties shall cooperate with the Present Investor to complete the Conversion of Convertible Notes into Equity.

(1)           Within one year from the First Tranche Delivery Date, after the Company sends a written notice of the first equity conversion to the Present Investor, the Present Investor is entitled to subscribe for the then-current registered capital of the Company corresponding to the investment amount of RMB200 million, at the time of equity conversion and the post-money equity valuation as specified in the written notice.

(2)           Within one year from the respective delivery date of the remaining RMB2.8 billion of funds, after the Company sends written notices of the equity conversion to the Present Investor, the Present Investor is entitled to subscribe for the then-current registered capital of the Company corresponding to the investment amount of RMB2.8 billion, at the time of equity conversion and the post-money equity valuation as specified in the written notices.

In making the Conversion of Convertible Notes into Equity, if it is infeasible for the Present Investor to complete in time the subscription for the newly-increased registered capital of the Company directly with its claims against the Company under the convertible notes provided to the Company due to laws, policies or government department reasons, the Present Investor and the Company shall negotiate to reach an alternative solution, including the Company’s repayment, in installments, of the principal of the convertible note and the interest thereon (the specific amount and time limit of each installment fund will be negotiated separately by the Parties, but, in principle, the time should not exceed one year from each delivery date of the convertible note funds), and the Present Investor shall, after receiving each repayment fund, subscribe for the newly-increased registered capital of the Company with such fund within 10 Working Days after the conditions precedent for each capital contribution (if any) as agreed in the equity investment agreement, so as to achieve the same purpose as the Conversion of Convertible Notes into Equity.

The Company and the Original Shareholders agree that they will do their best to cooperate, and procure the Company’s subsequent investors to cooperate, with the Present Investor to complete the conversion of convertible notes under Article 3, and cooperate to sign relevant documents.

3.2	After the First Installment Delivery Date and during the period when the Present Investor holds the Company’s equity after the equity conversion is completed, the Present Investor shall have the right to be informed of the Company, including but not limited to:

(1)           The Company shall provide the Present Investor with the audited consolidated income statement, balance sheet and cash flow statement within 4 months after the end of each fiscal year;

(2)           The Company shall, at the reasonable requests in writing from the Present Investor or its authorized representative, promptly provide the Present Investor with a report on the use of investment funds of the Present Investor, and other information about the Company’s production, operation and financial positions;

(3)           The Company shall disclose to the Present Investor within 5 Working Days of an event that has a Material Adverse Effect causes the Present Investor to lose more than ****** of its investment funds.

Article 4    Shareholder Rights after the Conversion of Convertible Notes into Equity

After completing each Conversion of Convertible Notes into Equity, the Present Investor, as a shareholder of the Company, shall have the following rights with respect to the Company’s equity held by it:

4.1	Restrictions on equity transfer

(1)           During the period when the Present Investor holds the Company’s equity, Juhe Yinqing shall not directly or indirectly sell, donate, pledge, create encumbrances, or otherwise dispose of (collectively, “transfer”) the Company’s equity held by it without the permission of the Present Investor; the transfer by each shareholder to its affiliate shall not be subject to the above restrictions, but the transferee shall enter into the joint agreement, recognizing the rights of the Present Investor under the Agreement;

(2)           For the avoidance of doubt, a transfer of no more than 10% in aggregate of the Company’s equity by the Original Shareholders at that time, shall not be subject to the equity transfer restrictions, right of first refusal, and tag-along right under the Agreement.

4.2	Right of first refusal

(1)           Subject to the provisions of Paragraph 4.1 of the Agreement, when the Original Shareholders (the “Transferors”) intend to directly or indirectly transfer all or part of the Company’s equity held by them to any unrelated third party (the “Equity to Be Transferred”), and the transferee of the Equity to Be Transferred (the “Target Transferee”) has made a legally binding offer, the Present Investor shall have the right of first refusal of the Equity to Be Transferred on the same terms in proportion to the Company’s equity held by them For the avoidance of doubt, the transfer of the Equity to Be Transferred by the Transferors to their affiliates shall not be subject to the right of first refusal that the Present Investors have, regardless of the provisions of the Agreement or legal provisions.

(2)           When the foregoing occurs, the Transferors shall notify the Present Investor in writing of the amount of Equity to Be Transferred, the transfer price and the main conditions (the “Transfer Notice”).

(3)            The Present Investor shall notify the Transferors in writing within twenty (20) days after receiving the Transfer Notice whether to exercise its right of first refusal; if the Present Investor fails to do so within such twenty (20) days, it shall be deemed to have waived its right of first refusal.

4.3	Tag-along right (co-sale right)

(1)            If the Present Investor fails to exercise its right of first refusal of the Equity to Be Transferred in accordance with Paragraph 4.2 of the Agreement, it shall have the right to transfer, together with the Transferors, the Company’s equity held by it, at the same price and conditions proposed by the Target Transferee, and at the co-sale ratio based on the number of remaining shares after other shareholders exercise their right of first refusal (co-sale ratio = the ratio of the Company’s equity held by the Present Investor at that time ÷ (the ratio of the Company’s equity held by all investors who exercise the co-sale right at that time + the ratio of the Company’s equity held by the Transferors)) to the Target Transferee.

(2)           The Present Investor failing to exercise its right of first refusal shall have the right to submit to the Transferors a written notice of exercising its co-sale right, within twenty (20) days after receiving the Transfer Notice; if the Present Investor fails to do so within such twenty (20) days, it shall be deemed to have waived the tag-along right.

(3)           If the Present Investor chooses to exercise the tag-along right, the Company and the Transferors shall ensure that the Target Transferee purchases the equity of the Present Investor at the same price and conditions, and deduct the equity sold by the Present Investor under the tag-along right pro rata from the total number of Equity to Be Transferred. If the Target Transferee does not agree to purchase the equity that the Present Investor intends to sell under the tag-along right, the Transferors shall not sell the equity to the Target Transferee, unless the Transferors purchase the equity that the Present Investor intends to co-sell.

4.4           Preemptive right

The Company and the Original Shareholders undertake that the Present Investor shall have the preemptive right to subscribe for the new registered capital of the Company as per its shareholding ratio, and the subscription price, terms and conditions should be substantially the same as those of other potential fellow subscribers, other than the increase of registered capital due to equity incentives approved by the competent authority, implementation of acquisitions or mergers, profit increase or capital reserve increase, company restructuring, introduction of strategic partners, initial public offering of securities, etc.

4.5           Anti-dilution

 During the period when the Present Investor holds the Company’s equity, unless the Present Investor agrees in writing, the Company shall not conduct new equity financing at a price lower than the consideration when the Present Investor invested in the Company (that is, the investment cost corresponding to each yuan of registered capital); otherwise, anti-dilution compensation should be made to Present Investor at the weighted average algorithm.

4.6           Dividend distribution

During the period when the Present Investor holds the Company’s equity, it shall be entitled to share dividends on the distributable profits generated by the Company.

4.7	Equal treatment: The Company and the Original Shareholders confirm that if the Target Company grants the Original Shareholders and other fellow investors any rights or benefits that are more favorable than those to the capital increase by the Present Investor in any way (except for special treatments to leading investors and strategic partners). The Target Company guarantees that the Present Investor shall have the right to request to have the preferential rights or benefits under the same conditions, unless the Present Investor agrees to give up.

4.8	Guarantee of exemption from VAM: The Company and the Original Shareholders guarantee that when the Company introduces new investors in any way (including but not limited to capital increase and stock expansion, and transfer of old shares) in the future, any clause shall not regard the Present Investor as one of the responsible subjects of performance VAM and repurchase, and such performance VAM and repurchase clauses, guarantees and undertakings shall exempt the Present Investor from a joint and several liability therefor.

4.9           Liquidation preference right

(1)           In the case of a required liquidation in accordance with legal procedures (including bankruptcy liquidation or any deemed liquidation event (as defined below)) during the period when the Present Investor holds the Company’s equity, the Parties agree that the Present Investor shall have priority over the Original Shareholders of the Company in recovering its investment cost from the Company’s assets or from the assets obtained by the shareholders as a result of the deemed liquidation event.

   (2)            Deemed liquidation events. “Deemed Liquidation Events” for the Company shall include the following events:

1)             A change in the actual control of the Company due to the merger, reorganization or sale of substantial assets of the Company;

2)             Any event that causes ****** or more of the Company’s assets or business to be transferred or sold.

(3)            If the Company is liquidated or any Deemed Liquidation Event occurs and the Present Investors fails to recover its investment cost within 18 months after the liquidation event, the difference shall be borne by the Juhe Yinqing.

4.10	If the special rights of the Present Investor may pose obstacles to the smooth listing of the project company, the Company will notify the Present Investor in writing and provide relevant supporting materials. After the Present Investor agree, such rights will be automatically suspended. If the listing fails, such rights are automatically restored.

Article 5     Representations, Warranties and Undertakings

5.1           Representations and warranties

  The Company and the Guarantor hereby represent and warrant:

(1)           The Company is a company duly established and validly existing in accordance with Chinese laws, and have the right to own its assets and to carry on the business it is currently carrying on;

(2)           Photocopies of the due diligence documents provided by the Company to the Present Investors or the intermediaries hired by them are true, accurate and complete, free from any material omissions or misleading or false statements, information or materials;

(3)           Each of them has the authority to enter into, perform and deliver, and has taken all necessary actions to authorize it to execute, perform and deliver, the Agreement and the transactions contemplated by the Agreement and these documents;

(4)           Before the execution of the Agreement, the Company and the Guarantor have no material economic disputes and lawsuits; other than the lawsuits and arbitrations that have been disclosed to the Present Investor, there is no lawsuit, arbitration or administrative procedure pending before any court, arbitration institution or administrative agency, that is reasonably expected to have a Material Adverse Effect on the Company or the Guarantor if there is an unfavorable decision;

(5)           The representations and warranties made by them in this Article 5 are true, complete and accurate as of the date of execution of the Agreement and the Delivery Dates.

5.2	Undertakings

During the period when the Present Investor holds the Company’s convertible notes/equity, the Company and the Guarantor undertake to the Present Investor:

(1)           To use investment funds for the purpose as specified in the Agreement;

(2)           Any matter concerning changes in the Company’s items registered with the competent administration for industry and commerce, such as domicile, mailing address, business scope, legal representative, etc., shall be notified to the Present Investor in writing within 7 days after the change of relevant items;

(3)           When the Company goes out of business, dissolves, suspends business for rectification, or its business license is revoked, it shall notify the Present Investor in writing within 5 days after the occurrence of the event;

(4)           When any of their shareholders, directors and current officers is involved in major criminal cases or involve major economic administrative penalties, it shall be notified to the Present Investor in writing within 5 days after the occurrence of the event;

(5)           If the Company undergoes shareholding system reform, association, combination, merger, joint venture, splitting, capital increase, capital reduction, equity change, substantial asset transfer, and other actions that may affect the realization of the rights and interests of the Present Investor, it shall be notifies to the Present Investor at least 30 days in advance;

(6)           In the case of any other event that poses a danger to their normal operation or has a Material Adverse Effect on their performance of repayment obligations under the Agreement, including but not limited to major economic disputes, bankruptcy, deterioration of financial conditions, etc., it shall be notified to the Present Investor in writing within 5 days after the occurrence of the event.

Article 6      Confidentiality Obligations

6.1	The terms and conditions of the Agreement and its appendices (including all clauses and even the existence of the Agreement and all transaction documents related to the Present Investment) are confidential information, and the Parties to the Agreement shall not disclose them to third parties, unless otherwise provided. Each Party shall treat in confidence proprietary or secret or confidential data and information concerning the Company, its business or other Parties, or disclosed by other Parties at any time or for the purpose of negotiating the Agreement or operating the Company and the relevant contents of the Agreement (the “Confidential Information”), and shall not disclosed the same to third parties or persons other than the Parties to the Agreement, the Company and professional consultants, with the exception where disclosure is required by mandatory legal provisions.

6.2	Notwithstanding the foregoing, each Party may disclose such information to its governing bodies, shareholders, employees, directors, officers, consultants or agents for the purposes of the Agreement, provided that such Party shall take all reasonable steps to ensure that such persons are aware of the confidentiality of the Confidential Information and agree to perform the aforementioned confidentiality obligations in accordance with the Agreement.

6.3           The confidentiality obligations under Paragraphs 6.1 to 6.2 above do not apply to:

(1)           the information that has become available to the public (other than that available to the public through a breach of the confidentiality obligations under this Article);

(2)           the information that the receiving party has learned through legal channels before the disclosure by the disclosing party;

(3)           the information independently developed by the receiving party through legal means (excluding information formed through integration, analysis, compilation and other processing means of acquired information);

(4)           the information that the receiving party learns or obtains from a third party who is not under the obligation of confidentiality;

(5)           the information of which the disclosure has been consented to by the disclosing party in writing to the receiving party; with the exception where it is agreed in the letter of consent that the information receiving shall not disclose the same to a third party again; and

(6)           the information disclosed by the receiving party to relevant government departments, regulators or judicial authorities as required by laws.

6.4	For the avoidance of doubt, the Parties confirm and agree that, subject to the restrictive conditions specified in this Paragraph, the disclosure of the Confidential Information by the Present Investor to its partners in accordance with their partnership agreement shall not be deemed a breach of confidentiality obligations. However, when the Present Investor discloses the Confidential Information to its partners, it shall disclose the Confidential Information at a minimum to the extent necessary under the following conditions and ensure that its partners agree to perform the above confidentiality obligations in accordance with the Agreement: (1) Without the prior consent of the Company, the Present Investor shall not disclose the Confidential Information of the Company known to or obtained by it; (2) Without the prior written consent of the disclosing shareholder, the Present Investor shall not disclose any Confidential Information of the shareholder. For the avoidance of doubt, the Parties confirm and agree that, subject to the restrictive conditions specified in this Paragraph, the disclosure of the Confidential Information by the Company to its shareholders in accordance with its shareholder agreement, or to its potential investors based on financing needs, shall not be deemed a breach of confidentiality obligations. Such information disclosure shall be disclosed at a minimum to the extent necessary and ensure that the receiving party shall keep the same confidential in accordance with the degree of confidentiality not lower than the Agreement.

Article 7    Effectiveness, Modification, Change and Termination of the Agreement

7.1	The Agreement shall take effect after being signed/sealed by respective legal representatives or authorized representatives, and affixed with the official seals, of the Parties.

7.2	The appendices of the Agreement constitute an integral part of the Agreement and as a supplement to the Agreement. If the documents in the appendices to the Agreement that need to be signed and executed separately conflict with the text of the Agreement, the agreement so signed and executed separately shall prevail.

7.3	The Agreement may be modified, supplemented or changed upon consensus of the Parties to the Agreement. Any such modification, supplement or change must be made in writing, and shall not take effect until it is signed by the Parties to the Agreement. A waiver of any provision of the Agreement shall not be deemed to constitute a waiver of the Agreement or any other provision of the Agreement.

7.4           Termination of the Agreement

(1)           Upon execution of the Agreement, without the unanimous written consent of the Parties to the Agreement, no Party may unilaterally terminate the Agreement.

(2)           In the event of any of the following circumstances, any Party to the Agreement shall have the right to notify other Parties in writing to terminate the Agreement at least 10 Working Days in advance, and shall indicate the effective date of termination in the notice:

a)           After the execution of the Agreement and before the Delivery Date, there are new provisions or changes in applicable laws and regulations, which makes the content of the Agreement inconsistent with such laws and regulations, and the Parties cannot reach a consensus on the revision of the Agreement in accordance with new laws and regulations;

b)           A Party materially breaches its obligations, representations and warranties and undertakings under the Agreement, and fails to rectify the breach within 30 days from the date that the non-defaulting party gives a notice of rectification in writing.

7.5           Effect of termination of the Agreement

   (1)           If the Agreement is terminated, all rights and obligations of the Parties hereto under the Agreement shall be terminated immediately, except for the responsibilities and liabilities that shall be assumed in accordance with Articles 6 and 8 of the Agreement.

(2)           If the Agreement is terminated without the fault of any Party hereto, each Party shall return the consideration received from other Parties under the Agreement and restore the status when the Agreement was executed in accordance with the principles of fairness, reasonableness and good faith.

Article 8 Liabilities for Default and Compensation

8.1	Any Party hereto breaches, fails to perform, fails to fully perform, or fails to properly perform any of its obligations under the Agreement, or breaches any provision of the Agreement (including but not limited to the representations, warranties or undertakings), whether due to acts or omissions, it shall constitute a default (the “default”, the Party in breach hereinafter referred to as the “defaulting party”).

8.2	The defaulting party shall be liable for all losses, damages, liabilities, lawsuits and reasonable costs and expenses (collectively, the “losses”) incurred by the non-defaulting party due to the breach of the Agreement by the defaulting party, including but not limited to reasonable litigation fees/arbitration fees, reasonable legal fees, preservation fees, letter of guarantee fees, announcement fees, execution fees, travel expenses, etc., but shall not exceed the possible losses that the defaulting party foresees or should have foreseen when entering into the Agreement.

8.3	The compensation made by the defaulting party in accordance with the Paragraph Article 8.2 above shall not affect other rights and reliefs that the non-defaulting party shall have in accordance with Chinese laws or other provisions of the Agreement.

8.4	Upon execution of the Agreement, the Parties shall fully perform the Agreement. Any breach by a Party of its representations, warranties and undertakings in the Agreement, or the terms of the Agreement, shall constitute a default. The defaulting party shall compensate the non-defaulting party for reasonable losses suffered thereby, unless otherwise expressly specified in the Agreement.

Article 9     Governing Laws and Settlement of Disputes

9.1	The conclusion, effectiveness, interpretation, construction, performance and dispute settlement of the Agreement shall be governed by, and interpreted or construed in accordance with, Chinese laws.

9.2	All disputes arising from or in connection with the performance of the Agreement shall be settled through amiable negotiation among the Parties. If any dispute cannot be resolved through negotiation within 30 days after the occurrence of the dispute, any Party may file a lawsuit with the court.

Article 10      Notices and Service

10.1	Any notice or other communication (collectively, “notices”) given by a Party to other Parties in connection with the Agreement shall be in writing (including fax, e-mail), and shall be delivered to or served on the addressee(s) at the mailing addresses or communication numbers listed in Appendix 1. The Parties agree and confirm that the contact information listed in Appendix 1 is the confirmed means for service of process, and the service of process in accordance with the means specified in the Agreement shall be deemed as successful service.

10.2	The service time for various communication methods specified in the preceding paragraph shall be determined as follows:

(1) The notice presented in person shall be deemed served when the addressee signs for receipt, and the failure of the addressee to sign for receipt shall not constitute effective service;

(2) All notices that may be delivered by post should be delivered by registered mail or express mail service, and the notice shall be deemed to have been served on the addressee on the 7th day after posting;

10.3	If there is any change in the aforementioned mailing address or communication number of any Party (the “Changing Party”), the change party shall notify other Parties in writing within 15 days after the occurrence of the change. If the Changing Party fails to notify in time as agreed, the Changing Party shall assume the losses arising therefrom.

Article 11    Supplementary Provisions

11.1	The Agreement represents the agreement of the Parties on the subject matter under the Agreement. If any other written or oral agreements or other documents made by the Parties on the subject matter are inconsistent with the Agreement, the Agreement shall prevail; any matters uncovered by the Agreement shall be subject to a separate written supplementary agreement that may be executed; when the Present Investor carries out the Conversion of Convertible Notes into Equity in accordance with the Agreement, the Parties shall enter into an investment agreement otherwise, and the relevant content specified in the Agreement shall be reflected in the investment agreement, which shall not be in breach of the express provisions of the Agreement.

11.2	If any provision of the Agreement is invalid or unenforceable due to the applicable laws, the provision shall be deemed as non-existent from the beginning without affecting the validity of other provisions of the Agreement, and the Parties shall negotiate and determine new provision to the extent permitted by the laws, to ensure that the intent of the original provision is realized to the greatest extent.

11.3	Unless otherwise specified in the Agreement, a Party’s failure to exercise or delay in exercising the rights, powers or privileges under the Agreement shall not be deemed to be a waiver of these rights, powers and privileges, and the single or partial exercise of these rights, powers and privileges does not preclude the exercise of any other rights, powers and privileges.

11.5	The Agreement is executed in eight counterparts, with each Party holding two counterparts respectively, all of which shall have the same legal effect.

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[There is no text on this page, and it is the execution page of the Convertible Note Investment Agreement Regarding Lotus Technology Co., Ltd.]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute the Agreement on the date first written above.

Present Investor	Hubei Changjiang Jingkai Automobile Industry Investment Fund Partnership (Limited Partnership) (official seal)

	Signed by:	/s/ Luo Guoxin
Name: Luo Guoxin
Title: representative appointed by the executive partner

[There is no text on this page, and it is the execution page of the Convertible Note Investment Agreement Regarding Lotus Technology Co., Ltd.]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute the Agreement on the date first written above.

Company	Wuhan Lotus Technology Co., Ltd. (official seal)

	Signed by:	/s/ Feng Qingfeng
Name: Feng Qingfeng
Title: legal representative

[There is no text on this page, and it is the execution page of the Convertible Note Investment Agreement Regarding Lotus Technology Co., Ltd.]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute the Agreement on the date first written above.

Original Shareholder	Zhejiang Geely Holding Group Co., Ltd. (official seal)

/s/ Li Donghui
Name: Li Donghui
Title: legal representative

[There is no text on this page, and it is the execution page of the Convertible Note Investment Agreement Regarding Lotus Technology Co., Ltd.]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute the Agreement on the date first written above.

Original Shareholder	Ningbo Juhe Yinqing Enterprise Management Consulting Partnership (Limited Partnership) (official seal)

/s/ Feng Qingfeng
Name: Feng Qingfeng
Title: authorized representative

Schedule 1

Notice Information

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